EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS

          We consent to the reference to our firm under the caption “Experts” in Amendment No. 2 to the Registration Statement (Form S-3 No. 333-73174) and related Prospectus of Alliant Techsystems Inc. for the registration of its common stock and to the incorporation by reference therein of our report dated June 8, 2001, with respect to the combined financial statements of Thiokol Propulsion Operations, a Division of Cordant Technologies Inc., included in Alliant Techsystems Inc.’s Current Report on Form 8-K/A dated June 28, 2001 filed with the Securities and Exchange Commission.

ERNST & YOUNG LLP

Salt Lake City, Utah
December 3, 2001